Exhibit 99.1

CONSOL Energy Inc. Announces Cash Tender Offer for Any and All of Its Outstanding

8.00% Senior Notes Due 2017

PITTSBURGH, April 2, 2014 — CONSOL Energy Inc. (NYSE: CNX) (“CONSOL”) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its $1,500,000,000 in outstanding aggregate principal amount of 8.00% senior notes due 2017 (the “2017 Senior Notes”). In connection with the Offer, CONSOL is soliciting consents (the “Consent Solicitation”) to proposed amendments that would eliminate substantially all restrictive covenants and certain default provisions contained in the indenture governing the 2017 Senior Notes (the “Indenture”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on April 29, 2014, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their 2017 Senior Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on April 15, 2014, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as set forth below). The Offer contemplates an early settlement option, so that holders whose 2017 Senior Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment on an initial settlement date, which is expected to be as early as April 16, 2014, provided that the conditions to the Offer have been satisfied or waived, as described more fully below. Tenders of 2017 Senior Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (as defined below). Holders who validly tender their 2017 Senior Notes after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment of the Tender Offer Consideration (as set forth below) on the final settlement date, which is expected to be April 30, 2014.

The Total Consideration for each $1,000 principal amount of 2017 Senior Notes validly tendered and not validly withdrawn prior to the Withdrawal Time is $1,043.33, which includes a consent payment of $20.00 per $1,000 principal amount of 2017 Senior Notes. Holders tendering after the Consent Expiration will be eligible to receive only the Tender Offer Consideration, which is $1,023.33 for each $1,000 principal amount of 2017 Senior Notes, and does not include a consent payment. Holders whose 2017 Senior Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2017 Senior Notes up to, but not including, the applicable payment date.

In connection with the Offer, CONSOL is soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their 2017 Senior Notes without delivering consents or deliver consents without tendering their 2017 Senior Notes. No consent payments will be made in respect of 2017 Senior Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in principal amount of the outstanding 2017 Senior Notes, CONSOL will execute a supplemental indenture to amend the Indenture to eliminate substantially all restrictive covenants and certain events of default in the Indenture. The supplemental indenture will be effective at that time, but it will not become operative until CONSOL has purchased a majority in principal amount of the outstanding 2017 Senior Notes.

Tendered 2017 Senior Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on April 15, 2014, unless extended (the “Withdrawal Time”), but generally not afterwards, unless required by law. Any extension or termination of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction or waiver of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding 2017 Senior Notes, (2) execution of a supplemental indenture effecting the amendments, (3) consummation of one or more debt financings raising proceeds sufficient to fund the Offer and (4) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated April 2, 2014, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or by emailing cnx@dfking.com.

CONSOL has also retained J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC as dealer managers for the Offer and solicitation agents for the Consent Solicitation. Questions regarding the terms of the Offer may be directed to J.P. Morgan Securities LLC at (212) 834-4802 (collect) and (866) 834-4666 (US toll-free) or Credit Suisse Securities (USA) LLC at (212) 325-2476 (collect) and (800) 820-1653 (US toll-free).

None of CONSOL, its board of directors (or any committee thereof), the dealer managers, the tender agent, the information agent, the trustee for the 2017 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2017 Senior Notes in the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 2, 2014. The Offer is not being made to holders of 2017 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

CONSOL Energy Inc. is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. Additional information may be found at www.consolenergy.com.

Forward-Looking Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Contacts:

Investor: Dan Zajdel at (724) 485-4169 or Tyler Lewis at (724) 485-3157, or

Media: Kate O’Donovan at (724) 485-3097 or Brian Aiello at (724) 485-3078